EXHIBIT 21.1

THE PMI GROUP, INC. – SUBSIDIARIES

Subsidiary Name	Name Under Which Subsidiary Does Business (if different)	Jurisdiction of Incorporation

PMI Mortgage Insurance Co.		Arizona
PMI Capital Corporation		Delaware
American Pioneer Title Insurance Co.	Chelsea Title Company	Florida
Residential Guaranty Co.		Arizona
PMI Mortgage Guaranty Co.		Arizona
Residential Insurance Co.		Arizona
TPG Insurance Co.		Vermont
TPG Segregated Portfolio Company		Cayman
PMI Mortgage Insurance Australia (Holdings) Pty Limited		Australia
PMI Mortgage Insurance Ltd		Australia
PMI Indemnity Limited		Australia
TPG Reinsurance Company Limited		Ireland
PMI Mortgage Insurance Company Limited		Ireland
PMI Insurance Services Limited		United Kingdom
PMI Plaza LLC		Delaware
Fairbanks Capital Holding Corp. (unconsolidated, partially owned)		Delaware
RAM Holdings Ltd (unconsolidated, partially owned)		Bermuda
RAM Holdings Ltd II (unconsolidated, partially owned)		Bermuda
CMG Mortgage Insurance Company (unconsolidated, partially owned)		Wisconsin
CMG Mortgage Reinsurance Company (unconsolidated, partially owned)		Wisconsin
CMG Mortgage Assurance Company (unconsolidated, partially owned)		Wisconsin
FGIC Corporation (unconsolidated, partially owned)		Delaware